KPMG Peat Marwick LLP

CityPlace II
Hartford, CT.  06103-4103

                          Independent Auditors' Consent
                          -----------------------------

The Board of Directors
Webster Bank:

We consent to the incorporation by reference in the Registration Statement (No. 33-38286) on Form S-8 of the Webster Bank Employee Investment Plan of our report dated June 26, 1996, relating to the statements of net assets available for benefits of the Webster Bank Employee Investment Plan as of December 31, 1995 and 1994 and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 11-K of the Webster Financial Corporation.


/s/ KPMG PEAT MARWICK LLP

KPMG PEAT MARWICK LLP


Hartford, CT
June 26, 1996